Exhibit 10.9.6

AMENDMENT TO THE MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN, EFFECTIVE SEPTEMBER 23, 3016 (409A).

RESOLUTION
OF
THE CHIEF HUMAN RESOURCES OFFICER
OF MARRIOTT INTERNATIONAL, INC.
REGARDING THE MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN - STARWOOD TRANSACTION

WHEREAS, Marriott International, Inc. (the “Company”) maintains the Marriott International, Inc. Executive Deferred Compensation Plan (the “Plan”);
WHEREAS, the Company entered into the Agreement and Plan of Merger by and between Marriott International, Inc. and Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”) dated as of November 15, 2015, as amended on March 20, 2016 (the “Agreement”), pursuant to which Agreement a series of transactions would occur resulting in Starwood Hotels & Resorts Worldwide, Inc. (as may be converted to a limited liability company) becoming a wholly- owned indirect subsidiary of the Company (the “Marriott Affiliation”); and
WHEREAS, under Section 7.3 of the Plan, the Board of Directors (“Board”) of Marriott may amend the Plan from time to time; and
WHEREAS, on August 6, 2009, the Board authorized the Executive Vice President, Global Chief Human Resources Officer, now the Global Chief Human Resources Officer, to amend the Plan as he deems necessary or advisable, provided that no such amendment materially increases the cost to Marriott of maintaining the Plan;
WHEREAS, the Global Chief Human Resources Officer now finds it advisable and appropriate to amend the Plan to accommodate the terms of the Agreement and to maintain compliance with applicable laws including Section 409A of the Internal Revenue Code;
NOW THEREFORE, BE IT RESOLVED, that Section 4.2(h)(i) of the Plan shall be amended, effective as of the effective date and time of the Marriott Affiliation, as follows (additions double-underscored, deletions struck through):
(i) Delay for Specified Employees. Distributions on account of a Separation from Service of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the Separation from Service, except in the event of the Participant’s death. Any distribution that is delayed under this Section 4.2(h)(i) shall be distributed on the first day of the seventh month following the Specified Employee’s Separation from Service (without affecting the timing of any subsequent installment that is not within the six-month period following the Separation from Service). For this purpose, a Specified Employee is a person described under Treasury Regulation section 1.409A-(1)(i), applying the default rules~~.~~, except that, the default rule under Treasury Regulation section 1.409A-1(i)(6) shall not apply to the determination of Specified Employees resulting from the consummation of the transactions contemplated in the Agreement and Plan of Merger by and between Marriott International, Inc. and Starwood Hotels and Resorts Worldwide, Inc. dated as of November 15, 2015 as amended on March 20, 2016, pursuant to which a series of transactions would occur resulting in Starwood Hotels & Resorts Worldwide, Inc. (as may be converted to a limited liability company) becoming a wholly-owned indirect subsidiary of the Company and no adjustments to the Marriott International, Inc. list of Specified Employees will apply until the April 1, 2017 specified employee effective date.

* * * *

By:

____________________________________        ______________________
David A. Rodriguez                        Date
Global Chief Human Resources Officer

MARRIOTT INTERNATIONAL, INC.